SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 22, 2006

UNIVERSAL FOOD & BEVERAGE COMPANY

(Exact Name of Registrant as Specified in Charter)

Nevada	000-27853	86-0913555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3830 Commerce Drive, St. Charles, Illinois	60174
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 630-584-8670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Universal Food & Beverage Company (“Universal”) has entered into a letter agreement dated November 22, 2006 with certain of its common and preferred stockholders relating to recapitalization of Universal (the “Recapitalization”).

The Recapitalization will be effected by:

(i) the purchase by certain existing investors (the “New Note Investors”) of new 14% Senior Secured Convertible Notes from Universal in the aggregate amount of $1,850,000 (the “New Notes”);

(ii) the exchange of the current issued and outstanding Series A Convertible Preferred Stock for newly authorized Series B Convertible Preferred Stock; and

(iii) the exercise of the outstanding penny warrants to purchase common stock of Universal.

The New Note Investors have paid Universal the purchase price for the New Notes, and the closing of the Recapitalization will occur upon the date that the documentation relating to the New Notes and Series B Convertible Preferred Stock is completed which is expected to occur prior to year end (the “Recapitalization Closing Date”).

On the Recapitalization Closing Date, all Series A Convertible Preferred Stock will be cancelled and the aggregate of $20.204 million of issued and outstanding Series A Convertible Preferred Stock will be exchanged for $10.102 million of newly issued and outstanding Series B Convertible Preferred Stock. All accrued dividends, currently calculated to be approximately $802,000, will be paid in common stock at a conversion price equal to $0.12 on the Recapitalization Closing Date. The Series B Preferred Stock will be convertible into shares of Universal’s common stock at the conversion price of $0.16 per common share. The Series B Convertible Preferred holders will be issued warrants (at 100% coverage) to purchase 63,137,500 shares of Universal common stock at an exercise price of $0.10 per share. Universal’s Series B Preferred Stock will have no redemption rights, and Universal will have no other obligation to redeem or repurchase the Series B Convertible Preferred Stock.

The terms and conditions of the New Notes will be substantially the same as the terms and conditions contained in the senior secured convertible notes that were issued by Universal on June 22, 2006 (the “June Notes”), including without limitation, the granting of registration rights and the issuance of warrants (at 100% coverage) to purchase 61,666,667 shares of Universal common stock at an exercise price of $0.01 per share. The conversion price of the New Notes will be $0.03 per share. On the Recapitalization Closing Date, the June Notes will be exchanged into New Notes at principal of $3.15 million plus accrued interest of approximately $194,000 (the June Notes and New Notes together, “the Combined Notes”). The holders of June Notes also will receive warrants (at 100% coverage) to purchase 111,484,109 shares of Universal common stock at an exercise price of $0.01 per share.

Each of the Preferred Stockholders will exercise all warrants to purchase the common stock of Universal that it holds and that have an exercise price of $0.01 per share, subject to any blocker limitations that may be included in such warrants, as of the Recapitalization Closing Date.

Until Universal (i) increases its authorized shares of common stock to a number that at least covers the Series B shares, Series B Warrant shares, and the Convertible Note Shares or (ii) effects a properly authorized reverse stock split whereby all of the post-split shares would be authorized upon conversion or exercising, the Series B Convertible Preferred Stock, the Series B Warrants, and 75% of the Combined Notes may not be converted or exercised.

Following the Recapitalization Date, Universal will file the documentation relating to the New Notes and Series B Convertible Preferred Stock on Form 8-K.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

See the discussion above under Item 1.01 with respect to the issuance of the New Notes.

Item 3.02	Unregistered Sales of Equity Securities

See the discussion above under Item 1.01 with respect to the New Notes and Series B Convertible Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2006	UNIVERSAL FOOD & BEVERAGE COMPANY
(Registrant)

/S/ August J. Liguori
August J. Liguori
Chief Executive Officer, Chief Financial Officer and Secretary